Exhibit 107

Calculation of Filing Fee Tables
S-8
BIOCRYST PHARMACEUTICALS INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value	Other	7,000,000	$ 9.09	$ 63,630,000.00	0.0001381	$ 8,787.30
Total Offering Amounts:						$ 63,630,000.00		$ 8,787.30
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 8,787.30
Offering Note
[1]	This Registration Statement on Form S-8 covers (i) 7,000,000 shares of Common Stock authorized to be issued under the Stock Incentive Plan (as amended and restated as of April 20, 2026) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Stock on July 31, 2026, as reported on The Nasdaq Global Select Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources